Exhibit 99.1

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

American Electric Technologies Reports Second Quarter Results

HOUSTON, August 14, 2007— American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power delivery solutions for the generation, transmission and utilization of energy, announced the following results for the six months and quarters ended June 30, 2007 and 2006. The earnings report adds the contribution from our merger partner American Access Technologies, Inc. for the period May 15, 2007 (date of merger) to June 30, 2007 only.

The Company reported total sales for the second quarter of 2007 of $13.756 million, an increase of 19.5% over the second quarter of 2006. Total sales for the six months ended June 30, 2007 were $26.074 million, an increase of 6.9% over the six months ended June 30, 2006.

The net income for the second quarter of 2007 was $685,772, or basic and diluted EPS of $0.10, compared with net income of $671,231 or basic and diluted EPS of $0.10, in the second quarter of 2006. The Company reported net income of $1.424 million, or basic and diluted EPS of $0.22 for the six months ended June 30, 2007 compared with net income of $1.379 million, or basic and diluted EPS of $0.21 for the six months ended June 30, 2006.

Arthur G. Dauber, American Electric Technologies chairman, president and chief executive officer, commented, “We are pleased with the progress we have made to successfully integrate the two companies and are excited about both of our domestic and international growth prospects.”

The Technical Products and Services segment, generated $15.1 million, representing approximately 58% of the Company’s sales in the first six months of 2007, a decrease in sales of approximately 18% over the same period in 2006, while the Electrical & Instrumentation Construction segment generated sales of $9.7 million, or 37% of the total, for the first six months of 2007, an increase of approximately 62%, over the same period in 2006.

In addition, as previously announced, during the second quarter 2007 the Company completed the merger of American Access Technologies, Inc. and privately held M&I Electric Industries, Inc. For this six and three month period ended June 30, 2007, the results of operations reported for the Company includes a full six months and three months, respectively, of operations for M&I Electric Industries, Inc. and six weeks of operations for American Access Technologies, Inc. (May 15, 2007 through June 30, 2007).

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

Detailed information on financial results for the quarter and six months ended June 30, 2007 is included in the Company’s Quarterly Report on Form 10-QSB, which has been filed with the Securities and Exchange Commission (SEC).

AETI’s SEC filings, news and product/service information are available at www.aeti.com.

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American Electric Technologies, Inc. (NASDAQ: AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric power distribution and control solutions, field service and testing services, and E&I construction services, as well as American Access zone enclosures, and Omega Metals custom fabrication services. AETI is headquartered in Houston and has global sales, support and manufacturing operations in Keystone Heights, Fla., Beaumont, Texas, Bay St. Louis, Miss., Singapore and Xian, China. For more information about AETI, visit www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding our expected business objectives for the balance of 2007 and other statements identified by words such as “expects”, “should”, “offers”, “believes”, and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, anticipated synergies from the merger not being achieved; inherent risks of integrating two companies; changes in demand for products and services from external factors including general economic conditions or changes in the oil and gas and other industries in which the Company operates; delays in the award of new projects; the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s customers; dependence on key personnel and hiring and retaining professional staff and key personnel; fluctuations in quarterly results from a variety of internal and external factors including changes in the estimates with respect to the completion of fixed-price contracts; and, competition in the marketplace especially from competitors with greater financial resources and financing capabilities. These and other risks which may impact management’s expectations are described in greater detail in the proxy statement previously filed by American Access Technologies, Inc. with the Securities and Exchange Commission in connection with the merger and other reports as may be filed by Company. The Company undertakes no obligation to publicly release the result of any revisions to such forward-looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.